Exhibit 10.m.

PROMISSORY NOTE

New York, New York
$20,000,000	November 16, 2004

FOR VALUE RECEIVED, CDI CORP. (the “Borrower”), HEREBY PROMISES TO PAY to the order of JPMORGAN CHASE BANK (the “Bank”), at its offices located at 277 Park Avenue, New York, New York 10172, or at such other place as the Bank or any holder hereof may from time to time designate, the principal sum of TWENTY MILLION DOLLARS ($20,000,000), or such lesser amount as may be advanced by the Bank and be outstanding from time to time, in lawful money of the United States, in immediately available funds on November 15, 2005 (the “Maturity Date”) (or earlier as hereinafter referred to), and to pay interest in like money at such office or place from the date hereof on the unpaid principal balance of each Loan (as hereinafter defined) made hereunder at a rate equal to the Applicable Interest Rate (as hereinafter defined and computed on the basis of the actual number of days elapsed on the basis of a 360-day year) for such Loan, which shall be payable on the Interest Payment Date relating to such Loan (as hereinafter defined) until such Loan shall be due and payable (whether at maturity, by acceleration or otherwise) and thereafter, on demand. Interest on any past due amount, whether at the due date thereof or by acceleration or upon default, shall be payable at a rate four percent (4%) per annum above the Applicable Rate in effect from time to time which rate shall be computed for actual number of days elapsed on the basis of a 360-day year and shall be adjusted as of the date of each such change, but in no event higher than the maximum permitted under applicable law.

Interest/Grid Schedule

The Bank is authorized to enter on the Grid Schedule attached hereto (i) the amount of each Loan made from time to time hereunder, (ii) the date on which each Loan is made, (iii) the applicable Interest Period for each Loan which in no event shall be later than the Maturity Date, (iv) the interest rate agreed between the Borrower and the Bank as the interest rate to be paid to the Bank on each Loan (each such rate, an “Applicable Interest Rate”), which rate, at the Borrower’s option in accordance herewith, shall be at (a) the Prime Rate (the “Prime Rate Loan(s)”) or (b) the Adjusted LIBO Rate (as hereafter defined) plus 0.60% (the “LIBOR Loan”; each Prime Rate Loan or LIBOR Loan shall be a “Type” of Loan), (v) the amount of each payment made hereunder, and (vi) the outstanding principal balance of the Loans hereunder from time to time.

The date, amount, rate of interest and maturity date of each Loan and payment(s) (if any) of principal, the Loan(s) to which such payment(s) will be applied (which shall be at the discretion of the Bank) and the outstanding principal balance of Loans shall be recorded by the Bank on its books and records (which may be electronic in nature) and at any time and from time to time may be, and shall be prior to any transfer and delivery of this Note, entered by the Bank on the schedule attached or any continuation of the schedule attached hereto by the Bank (at the discretion of the Bank, any such entries may aggregate Loans (and payments thereon) with the same interest rate and tenor and, if made on a given date, may show only the Loans outstanding on such date). Any such entries shall be conclusive in the absence of manifest error. The failure by the Bank to make any or all such entries shall not relieve the Borrower from its obligation to pay any and all amounts due hereunder.

Prepayment

The Borrower shall not have the right to prepay any Loan, other than Loans based on the Prime Rate, prior to the last day of the applicable Interest Period of such Loan. In the event the Borrower does prepay a Loan prior to the last day of the applicable Interest Period, the Borrower shall reimburse the Bank on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by any prepayment.

Loans by the Bank

The loan hereunder may be made in any combination of loans (each a “Loan” and collectively the “Loans”) as may be requested by the Borrower hereunder, which Loans shall in no event exceed $20,000,000 in aggregate principal amount outstanding at any time. Any LIBOR Loan shall be in a minimum principal amount of $500,000 and in increments of $100,000. Each such request for a Loan shall be made by any officer of the Borrower or any person designated in writing by any such officer, all of which are hereby designated and authorized by the Borrower to request Loans and agree to the terms thereof (including without limitation the Applicable Interest Rate and Interest Period with respect thereto). The Borrower shall give the Bank notice at least three (3) Business Days prior to the date thereof and the end of each Interest Period (as hereafter defined) specifying whether the Loan shall bear interest at the Prime Rate or the Adjusted LIBO Rate and the Interest Period applicable thereto. In the event the Borrower shall fail to provide such notice, the Loan shall be deemed to bear interest at the applicable Prime Rate and shall have an Interest Period of one month. The principal amount of each Loan shall be prepaid on the earlier to occur of the last day of the Interest Period applicable thereto, or the date upon which the entire unpaid balance hereof shall otherwise become due and payable.

The Borrower shall have the right at any time upon the prior irrevocable written notice to the Bank required above to continue at the end of the then prevailing Interest Period any Prime Rate Loan or LIBOR Loan or portion thereof into a subsequent Interest Period and at the end of the then prevailing Interest Period to convert any Loan or portion thereof into a Prime Rate Loan or LIBOR Loan, subject to the selection of Interest Periods in accordance with the definition thereof and to the following conditions:

(a)	no LIBOR Loan may be continued as such and no Prime Rate Loan may be converted to a LIBOR Loan if an Event of Default hereunder or, any event which upon notice or lapse of time or both would constitute an Event of Default thereunder, shall have occurred and be continuing at the time of such continuation or conversion;

(b)	in the case of a continuation of or conversion of less than all of a Loan, the principal amount of each LIBOR Loan continued or into which another Type of Loan has been converted shall not be less than $500,000 and shall be in an integral multiple of $100,000 and the principal amount of each Prime Rate Loan continued or into which another Type of Loan has been converted shall not be less than $100,000 and shall be in an integral multiple of $100,000;

(c)	each conversion shall be effected by the Bank by applying the proceeds of the new Prime Rate Loan or LIBOR Loan to the Loan (or portion thereof) being converted, and accrued interest on the Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(d)	if the last day of an Interest Period with respect to a Loan that is to be converted to a LIBOR Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from the last such day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were a Prime Rate Loan;

(e)	a LIBOR Loan may be converted to another Type of Loan only on the last day of its Interest Period; and

(f)	any portion of a LIBOR Loan that cannot be converted or continued as a LIBOR Loan by reason of prepayment penalties thereon automatically shall be converted at the end of the prevailing Interest Period to a Prime Rate Loan.

Increased Cost

If at any time after the date hereof, the Board of Governors of the Federal Reserve System or any political subdivision of the United States of America or any other government, governmental agency or central bank shall impose or modify any reserve or capital requirement on or in respect of loans made by or deposits with the Bank or shall impose on the Bank or the eurocurrency market any other conditions affecting LIBOR Loans, and the result of the foregoing is to increase the cost to (or, in the case of Regulation D, to impose a cost on) the Bank of making or maintaining any LIBOR Loans or to reduce the amount of any sum receivable by the Bank in respect thereof, by an amount deemed by the Bank to be material, then, within 30 days after notice and demand by the Bank, the Borrower shall pay to the Bank such additional amounts as will compensate the Bank for such increased cost or reduction; provided, that the Borrower shall not be obligated to compensate the Bank for any increased cost resulting from the application of Regulation D as required by the definition of Adjusted LIBO Rate. Any such obligation by the Borrower to the Bank shall not be due and owing until the Bank has delivered written notice to the Borrower. Failure by the Bank to provide such notice shall not be deemed a waiver of any of its rights hereunder. A certificate of the Bank claiming compensation hereunder and setting forth the additional amounts to be paid to it hereunder and the method by which such amounts were calculated shall be conclusive in the absence of manifest error.

Capital Adequacy

If the Bank shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) or the Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of its obligations hereunder to a level below that which the Bank or the Bank’s holding company could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

Indemnity

The Borrower shall indemnify the Bank against (i) any loss or expense which the Bank may sustain or incur as a consequence of the occurrence of any Event of Default and (ii) any loss or expense sustained or incurred pursuant to this Note in connection with obtaining, liquidating or employing deposits from third parties as a consequence of the conversion of any Loan from one interest rate to another or the payment of any principal of any LIBOR Loan by the Borrower (in either case, pursuant to a default, change in legality or otherwise) on any day other than the last day of an Interest Period, or the failure by the Borrower to borrow or prepay, convert or continue any LIBOR Loan or part thereof once notice has been given by the Borrower. The Bank shall provide to the Borrower a statement, supported where applicable by documentary evidence, explaining the amount of any such loss or expense, which statement shall be conclusive absent manifest error.

Change In Legality

(a) Notwithstanding anything to the contrary contained elsewhere in this Note, if any change after the date hereof in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration thereof shall make it unlawful (based on the opinion of any counsel, whether in-house, special or general, for the Bank) for the Bank to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Borrower by the Bank, the Bank may require that all outstanding LIBOR Loans made hereunder be converted to Prime Loans, whereupon all such LIBOR Loans shall be automatically converted to Prime Loans as of the effective date of such notice as provided in paragraph (b) below.

(b) For purposes of this Section, a notice to the Borrower by the Bank pursuant to paragraph (a) above shall be effective, if lawful and if any LIBOR Loans shall then be outstanding, on the last day of the then current Interest Period; otherwise, such notice shall be effective on the date of receipt by the Borrower.

Events of Default

If the Borrower shall default in the punctual payment of any sum payable with respect to, or in the observance or performance of any of the terms and conditions of, this Note, or any other agreement with or in favor of the Bank, or if a default or event of default that is accelerated shall occur for any reason under any such agreement, or in the event of default in any other indebtedness of the Borrower, or if the Bank shall, in its sole discretion, consider any of the obligations of the Borrower hereunder insecure, or if any warranty, representation or statement of fact made in writing to the Bank at any time by an officer, agent or employee of the Borrower is false or misleading in any material respect when made, or if the Borrower shall be dissolved or shall fail to maintain its existence in good standing, or if the usual business of the Borrower shall be suspended or terminated, or if any levy, execution, seizure, attachment or garnishment shall be issued, made or filed on or against any material portion of the property of the Borrower, or if the Borrower shall become insolvent (however defined or evidenced), make an assignment for the benefit of creditors or make or send a notice of intended bulk transfer, or if a committee of creditors is appointed for, or any petition or proceeding for any relief under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute now or hereafter in affect (whether at law or in equity) is filed or commenced by or against the Borrower or any material portion of its property, or if any trustee or receiver is appointed for the Borrower or any such property - then and in any such event (“Event of Default”), in addition to all rights and remedies of the Bank under applicable law and otherwise, all such rights and remedies cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Bank may, at its option, declare any and all of the amounts owing under this Note to be due and payable, whereupon the maturity of the then unpaid balance hereof shall be accelerated and the same, together with all interest accrued hereon, shall forthwith become due and payable provided, however, that if a bankruptcy event specified above shall have occurred, all amounts owing under this Note shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower.

Definitions

A.	Adjusted LIBO Rate

“Adjusted LIBO Rate” shall mean, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/8 of 1%) equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“LIBO Rate” shall mean, with respect to any LIBOR Loan for any Interest Period, the rate quoted by the principal London branch of the Bank at approximately 11:00 a.m. London time two Business Days prior to the first day of such Interest Period for the offering to leading banks in the London Interbank market of dollar deposits in immediately available funds, for a period and in an amount, comparable to such Interest Period and the principal amount of such LIBOR Loan, as it appears on Page 3756 of the Dow Jones Market Service.

B.	Business Day

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Bank is authorized or required by law or regulation to close, and which is a day on which transactions in dollar deposits are being carried out in London, England for LIBOR Loans and New York City for Prime Loans.

C.	Interest Payment Date

“Interest Payment Date” means (a) as to any LIBOR Loans, on the last day of the applicable Interest Period relating to such Loan and, if such Interest Period is greater than three (3) months, at three (3) month intervals after such Loan is made, (b) as to Prime Rate Loans at the end of each month following such Loan and (c) as to all Loans, the Maturity Date.

D.	Interest Period

(i)	For LIBOR Loans, “Interest Period” shall mean the period commencing on the date of such Loan and ending 1, 2, 3 or 6 months subject to availability (as selected by the Borrower and recorded on the grid attached hereto) after the date of such Loan;

(ii)	For Prime Loans, “Interest Period” shall mean the period agreed to by the parties hereto, however, the Interest Period shall not extend past the Maturity Date;

If any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless with respect to LIBOR Loans, such next succeeding Business Day would fall in the next calendar month, in which case (x) such Interest Period shall end on the first preceding Business Day and (y) any Interest Period for a LIBOR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Furthermore, no Interest Period may extend beyond the Maturity Date.

E.	Prime Rate

“Prime Rate” shall mean the rate of interest as is publicly announced at the Bank’s principal office from time to time as its Prime Rate.

F.	Statutory Reserves

“Statutory Reserves” shall mean a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special emergency or supplemental reserves) established by the Board of Governors of the Federal Reserve System and any other banking authority to which the Bank is subject with respect to the Adjusted LIBO Rate, for “Eurocurrency liabilities” as defined in Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to the Bank under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Set-Off

The Borrower hereby gives to the Bank a lien on, security interest in and right of set-off against all moneys, securities and other property of the Borrower and the proceeds thereof, now or hereafter delivered to, remaining with or in transit in any manner to the Bank, its correspondents, affiliates (including J.P. Morgan Securities Inc.) or its agents from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession, control or custody of the Bank in any way, and also, any balance of any deposit accounts and credits of the Borrower with, and any and all claims of the Borrower against the Bank at any time existing, as collateral security for the payment of this Note, whether joint, several, absolute, contingent, secured, unsecured, matured or unmatured (all of which are hereafter collectively called “Liabilities”), hereby authorizing the Bank at any time or times, without prior notice (but the Bank will provide notice to the Borrower promptly after taking such action), to apply such balances, credits or claims, or any part thereof, to such Liabilities in such amounts as it may select, whether contingent, unmatured or otherwise and whether any collateral security therefor is deemed adequate or not. The collateral security described herein shall be in addition to any collateral security described in any separate agreement executed by the Borrower in favor of the Bank.

Miscellaneous

The Borrower hereby waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the party to be charged and consented to in writing by the party hereof.

The Bank reserves the right to assign or sell participations in the Loans or the Note to any entity (including to any Federal Reserve Bank in accordance with applicable law) and to provide any assignee or participant or prospective assignee or participant with information of the Borrower previously received by the Bank, subject to confidentiality requirements. The Borrower’s consent to such assignment or participation is hereby deemed granted.

In the event the Bank or any holder hereof shall refer this Note to an attorney for collection, the Borrower agrees to pay, in addition to unpaid principal and interest, all the costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorney’s fees of internal or outside counsel, whether or not suit is instituted.

In the event of any litigation with respect to this Note, THE BORROWER WAIVES THE RIGHT TO A TRIAL BY JURY and all rights of setoff and rights to interpose counter-claims and cross-claims. The Borrower hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal court located in such State in connection with any action or proceeding arising out of or relating to this Note. The execution and delivery of this Note has been authorized by all necessary and appropriate corporate approvals. The Borrower hereby authorizes the Bank to complete this Note in any particulars according to the terms of the loan evidenced hereby. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contract made and to be performed in such State, and shall be binding upon the successors and assigns of the Borrower and inure to the benefit of the Bank, its successors, endorsees and assigns.

If any term or provision of this Note shall be held invalid, illegal or unenforceable the validity of all other terms and provisions hereof shall in no way be affected thereby.

CDI CORP.

By:	/s/ JAY G. STUART
Name:	Jay G. Stuart
Title:	Executive Vice President & CFO

Exhibit 10.m.

Lee P. Brennan

Vice President

Mid-Corporate Banking

MidAtlantic Region

November 16, 2004

Mr. Jay G. Stuart.

Executive Vice President and Chief Financial Officer

CDI Corporation.

1717 Arch Street 35th Floor

Philadelphia, P A 19103

Dear Jay:

We are pleased to advise you that based upon your annual financial statements for the fiscal year 2003, JPMorgan Chase Bank (the “Bank”) has approved your request for a line of credit in the aggregate amount of $20,000,000.00. Our officers may, at their discretion, make short term loans to CDI Corporation on such terms as are mutually agreed upon between us from time to time.

Borrowings under this line are intended to be used to meet your normal short term working capital needs and will bear interest at such a rate as shall be mutually agreed upon by each of us from time to time.

As this line is not a commitment, credit availability is, in addition, subject to your execution and delivery of such documentation as the Bank deems appropriate (including an executed original of the attached Promissory Note) and the receipt and continuing satisfaction with current financial information (including without limitation audited annual and unaudited quarterly financial statements, promptly prepared and received), which information will be furnished to the Bank as it may from time to time reasonably request, and continuing satisfaction with your financial condition, business affairs and prospects. This line expires on November 15, 2005.

We are pleased to be of service and trust you will call upon us to assist in any of your banking requirements.

Very truly yours,

/s/ LEE P. BRENNAN

Please acknowledge your understanding of the above and indicate your acceptance by returning a signed copy of this letter to my attention.

Acknowledged and agreed:

By	/s/ JAY G. STUART

cc: Phil Kiefer

JPMorgan Chase Bank· 277 Park Avenue. Floor 22, New York, NY 10172

Telephone: 212 622 3623 • Facsimile: 646 534 0692

lee.brennan@jpmorgan.com